For additional information, contact:
T. Heath Fountain
President & CEO
(229) 426-6000 (Ext 6012)

COLONY BANKCORP ANNOUNCES SALE OF THOMASTON, GEORGIA BRANCH
TO SOUTHCREST FINANCIAL GROUP

FITZGERALD, GA. (September 11, 2020) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today announced that it had signed an agreement to sell its Thomaston, Georgia, branch to SouthCrest Financial Group, Inc., the bank holding company for SouthCrest Bank, N.A. The branch is located at 206 North Church Street.

The transaction, which is expected to close in the fourth quarter of 2020, subject to regulatory approval and other customary conditions, is expected to result in the transfer of approximately $3 million in fully performing loans, and approximately $40 million in deposits, with a deposit premium of 3%. The transaction also includes an option for SouthCrest to purchase the branch building. Colony expects the transaction to reduce operating expenses while having little effect on its balance sheet.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “Decisions like these are never easy or taken lightly. We have enjoyed serving customers in the Thomaston area for over 16 years, and we are very grateful to have had the opportunity to do so. However, we are continuously reviewing our branch network to ensure that all branches operate in the most efficient and cost-effective manner possible. Thomaston is a great market, but it does not fit our current strategy of operating in markets where we can compete against larger regional and national banks. SouthCrest Bank is a full‑service, locally-based community bank, and we are confident that our Thomaston customers will be well-served.”

The Thomaston location will close operations as a Colony Bank branch upon completion of the transaction. Customers affected by the closing will receive additional information. For questions, please call 706-647-6601.

Janney Montgomery Scott LLC served as financial advisor and Alston & Bird LLP served as legal counsel to SouthCrest in connection with the transaction. Hovde Group LLC served as financial advisor and Fenimore, Kay, Harrison & Ford, LLP served as legal counsel to Colony.

About Colony Bankcorp
Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 33 locations throughout Georgia. The Homebuilder Finance Division helps the local construction industry with building and construction loans, and the Small Business Specialty Lending Division assists small businesses with government guaranteed loans. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements
This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the leadership of the Company or the future performance of the Company. Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are no guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. You should not place undue reliance on such forward-looking statements. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

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